Exhibit 99.1

C-COR.net Completes Purchase of ADC Cable Assets

STATE COLLEGE, Pa., Aug. 6 /PRNewswire/ -- C-COR.net (Nasdaq: CCBL - news), a global provider of broadband technology and services, announced today that on August 4, 2001, the Company completed its purchase of certain assets of ADC Telecommunications' (Nasdaq: ADCT - news) cable product portfolio, under the terms and conditions previously announced on July 9, 2001. The assets purchased include the Optiworx(TM) and DV-6000 product lines, as well as other related cable infrastructure products from ADC's Broadband Communications Division, located in Meriden, Connecticut; Buenos Aires, Argentina; and Klagenfurt, Austria. These facilities and their assets have become part of C-COR.net's Telecommunications Equipment Group. John Caezza, the Vice President and General Manager of ADC's Broadband Communications Division, has become Vice President and General Manager of C-COR.net's Telecommunications Equipment Group.

(Photo:http://www.newscom.com/cgi-bin/prnh/19990924/CCORLOGO )

About C-COR.net

C-COR.net provides technology and services for the full network life cycle of two-way HFC (Hybrid Fiber Coax) broadband networks. C-COR.net develops and supplies high-quality RF (Radio Frequency) and fiber optic transportation electronics for the global market. The Company also offers next-generation network management systems, mobile workforce management solutions using wireless technology, and nationwide technical field support with full service outsourcing capabilities. C-COR.net's common stock is listed on the Nasdaq National Market (Symbol: CCBL) and the Russell 2000 Stock Index. C-COR.net's Web site is www.c-cor.net.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, the ability to integrate the cable assets purchased from ADC Telecommunications, capital spending patterns of the communications industry, the demand for network integrity, the trend toward more fiber in the network, the Company's ability to develop new and enhanced products, the Company's ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company's products and services, and the Company's ability to achieve its strategic objectives. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.